Exhibit 10.12

Execution Version

OAKTREE FUND GP I, L.P.

______________________________
SEVENTH AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
______________________________
LIMITED PARTNER INTERESTS IN OAKTREE FUND GP I, L.P., A DELAWARE LIMITED PARTNERSHIP, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES REGULATORY AUTHORITY OR ANY OTHER REGULATORY AUTHORITY OF ANY JURISDICTION. SUCH LIMITED PARTNER INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. SUCH LIMITED PARTNER INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF, IN EACH CASE, EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS AGREEMENT AND THE SECURITIES LAWS OF ALL APPLICABLE JURISDICTIONS, INCLUDING APPLICABLE U.S. FEDERAL AND STATE SECURITIES LAWS.

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Page
ARTICLE I
DEFINITIONS
1.1    Defined Terms    1
1.2    Interpretation    10
1.3    Associated Persons    11
1.4    Former Partners    11
ARTICLE II
ORGANIZATION
2.1    Formation; Continuation    11
2.2    Name    12
2.3    Delaware Registered Agent and Office    12
2.4    Principal Place of Business    12
2.5    Term    12
2.6    Fiscal Year    12
2.7    Title to Partnership Property    13
ARTICLE III
THE PARTNERSHIP
3.1    Purpose and Scope of Business; Powers    13
3.2    Powers of the General Partner    13
3.3    Powers of Limited Partners    13
3.4    Officers    14
3.5    Media Company Provisions.    14
3.6    Meetings and Voting    16
3.7    Admissions and Withdrawals    16
3.8    Conditions to Membership Transactions    16
3.9    Power of Attorney    17
3.10    Additional Documents and Acts    18
ARTICLE IV
INTERESTS
4.1    Interests.    19
4.2    Incentive Income    20
4.3    Supplemental Schedule    20
4.4    Transfer of Interests    21
4.5    Effects of Transfer    21
4.6    Limited Rights of Assignees    22
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(Continued)
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4.7    Designation of Beneficiaries    22
ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
5.1    Capital Contributions    22
5.2    Capital Accounts    22
5.3    No Priorities of Partners    23
ARTICLE VI
ALLOCATIONS; DISTRIBUTIONS
6.1    Allocations of Net Profits and Net Losses and Other Items.    23
6.2    Regulatory and Tax Allocations    24
6.3    Distributions    24
6.4    Restriction on Distributions    25
6.5    Return of Advances and Distributions.    25
6.6    Allocations in Case of Adjustments in Percentage Interests    26
6.7    Tax Distributions    26
6.8    Return of Certain Capital Contributions    27
6.9    Withholding    27
6.10    Acknowledgment    27
6.11    Partnership Classification for Tax Purposes    27
6.12    Tax Matters    28
6.13    No Representations as to Tax Treatment    28
ARTICLE VII
BOOKS AND RECORDS; REPORTS TO PARTNERS
7.1    Books and Records    28
7.2    Access to and Confidentiality of Information and Records.    29
7.3    Bank Accounts    29
7.4    Sharing of Personal Data.    29
ARTICLE VIII
LIMITATIONS ON LIABILITY; INDEMNIFICATION
8.1    Limitations on Liability.    30
8.2    Indemnification by the Partnership.    32
ARTICLE IX
CERTAIN COVENANTS
9.1    Certain Acknowledgments    33
9.2    Commitment    34
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(Continued)
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9.3    Confidential Information, Intellectual Property and Proprietary Information.    34
9.4    Interference    36
9.5    Disparagement    36
ARTICLE X
DISSOLUTION AND TERMINATION OF THE PARTNERSHIP
10.1    Dissolution    37
10.2    Liquidating Distributions    37
10.3    Termination    38
10.4    Liquidator    38
10.5    Restoration of Deficit Capital Account Balances    38
10.6    Limitations on Dissolution    38
ARTICLE XI
MISCELLANEOUS
11.1    Arbitration of Disputes.    38
11.2    Married Persons    40
11.3    Entire Agreement    41
11.4    Binding Effect    41
11.5    Amendments    41
11.6    Notices    42
11.7    Parties in Interest    42
11.8    Contra Proferentum    42
11.9    Governing Law    42
11.10    Severability    42
11.11    Waivers    43
11.12    Counterparts    43
11.13    Determination of Certain Matters.    43

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SEVENTH AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
OAKTREE FUND GP I, L.P.

This Seventh Amended and Restated Limited Partnership Agreement (as may be amended, modified, supplemented or restated from time to time, this “Agreement”) of Oaktree Fund GP I, L.P., a Delaware limited partnership (the “Partnership”), is made and entered into as of June 30, 2021 (the “Effective Date”), by and among Oaktree Capital I, L.P., a Delaware limited partnership, as general partner of the Partnership (in its capacity as such, the “General Partner”), and each Person listed as a limited partner of the Partnership on the Register (as defined below) (each such Person, in its, his or her capacity as a limited partner of the Partnership, a “Limited Partner”), for the purpose of amending and restating that certain Sixth Amended and Restated Limited Partnership Agreement of the Partnership (the “Prior LPA”), dated as of March 20, 2015.
Now, therefore, the Prior LPA is hereby amended and restated, and the General Partner and the Limited Partners hereby agree, as follows:
Article I

Definitions
1.1Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
Acknowledging Partner: as defined in Section 9.1.
Act: the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101 et seq. and the provisions of any succeeding law.
Affiliate: with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the Person in question; provided that (a) no Fund or portfolio company of any Oaktree Group Member shall be deemed to be an Affiliate of any Oaktree Group Member, and (b) neither Brookfield nor any of its Affiliates (defined by reference to the first clause of this definition) shall be deemed to be an Affiliate of the Partnership except to the extent the General Partner determines, consistent with past practice, that such Person is an entity through which the Oaktree Business (as defined in the OCG Operating Agreement) is conducted.
Agreement: as defined in the preamble hereto.
Annual Partnership Tax Liability: the product of (a) the General Partner’s reasonable good faith determination, with respect to a Partner, of such Partner’s share of the Partnership’s net taxable income pursuant to Article VI for a given Fiscal Year, giving effect to such Partner’s share of losses and deductions, including any applicable carryforwards, multiplied by (b) the sum of the highest marginal U.S. federal, state and local income tax rates applicable to any Partner (taking into account the effect of any
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allowable U.S. federal income tax deduction for state and local taxes). For this purpose, “net taxable income” of the Partnership shall be calculated taking into account separately stated items, and without regard to items of income exempt from tax.
Assignee: as defined in Section 4.4.
Associated Fund: as defined in Section 4.1(c).
Associated Person: as defined in Section 1.3.
Available Cash: the gross cash proceeds of the Partnership less the portion thereof used to pay or establish reserves for Partnership expenses, working capital, debt payments, capital improvements, replacements, and contingencies, all as determined by the General Partner. Available Cash shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.
Brookfield: Brookfield Asset Management Inc., an Ontario corporation.
Capital Account: as defined in Section 5.2.
Capital Contribution: the total value of cash contributed to the Partnership pursuant to Section 5.1, and the Gross Asset Value of any property other than cash contributed to the Partnership pursuant to Section 5.1, net of liabilities secured by such property that the Partnership is considered to assume or take under Code Section 752.
Cause: with respect to any Partner, the occurrence of any of the following events during such Partner’s provision of services to the Oaktree Group (regardless whether the occurrence is discovered before or after such Partner’s cessation of services to the Oaktree Group): (a) gross negligence or misconduct detrimental to an Oaktree Group Member or a Fund, (b) material breach of this Agreement, any other agreement between such Partner and an Oaktree Group Member or written policies of the Oaktree Group applicable to such Partner, (c) a violation of any applicable regulatory rule or regulation, (d) conviction of, or entry of a guilty plea or of no contest to, a felony (other than a motor-vehicle-related felony for which no custodial penalty is imposed), (e) entry of an order issued by any court or regulatory agency removing such Partner as an officer of an Oaktree Group Member or prohibiting such Partner from participation in the conduct of the affairs of an Oaktree Group Member, and (f) fraud, theft, misappropriation or dishonesty by such Partner relating to an Oaktree Group Member or a Fund, including any theft of funds.
Certificate: the Certificate of Limited Partnership of the Partnership, as amended, modified, supplemented or restated from time to time.
Clawback: as defined in Section 6.5(b).
Communications Act: the U.S. Communications Act of 1934, as amended, and the provisions of any succeeding law.
Code: the U.S. Internal Revenue Code of 1986, as amended, and the provisions of any succeeding law.
Competitive Business: any business that is competitive with the business of any Oaktree Group Member (including raising, organizing, managing or advising any fund or
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separate account having an investment strategy in any way competitive with any of the funds or separate accounts managed by any Oaktree Group Member).
Confidential Information: any information concerning the employees, organization, business or finances of any Oaktree Group Member, any Fund or any third party (including any client, investor, partner, portfolio company, customer, vendor, or other person) with which an Oaktree Group Member or a Fund is engaged or conducts business, including business strategies, operating plans, acquisition strategies (including the identities of, and any other information concerning, possible acquisition candidates), financial information, valuations, analyses, investment performance, market analysis, acquisition terms and conditions, personnel, compensation and ownership information, know-how, customer lists and relationships, the identity of any client, investor, partner, portfolio company, customer vendor or other third party, and supplier lists and relationships, as well as all other secret, confidential or proprietary information belonging to any Oaktree Group Member or any Fund; provided that Confidential Information shall not include any information generally known to the public other than as a result of disclosure by any Limited Partner not permitted hereunder.
Control: the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
Data: as defined in Section 7.4.
Depreciation: for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning book value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis, and if such adjusted tax basis is zero, the Depreciation shall be based on the method and assumptions used to depreciate, amortize or otherwise recover the cost of such type of asset in preparing the financial statements of the Partnership.
Disabling Conduct: with respect to any Person, (a) a breach by such Person of its, his or her fiduciary duties to the Partnership or any other Oaktree Group Member, provided that such breach is the result of willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable law (including any U.S. federal or state securities law) that, in each case has resulted in, or could reasonably be expected to result in, a material adverse effect on the business or properties of the Partnership, or (b) fraud.
Dissolution Event: as defined in Section 10.1.
Effective Date: as defined in the preamble hereto.
ERISA: the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and the provisions of any succeeding law.
FCC: the U.S. Federal Communications Commission, or any governmental entity that succeeds to the powers and functions thereof.
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FCC Rules: the rules, regulations or written policies of the FCC that (a) limit or restrict ownership in Media Companies on the basis of ownership in other Media Companies or under which the Partnership’s ownership of a Media Company may be attributed to the Partners (or a Partner’s ownership of another Media Company may be subject to limitation or restriction as a result of the ownership by the Partnership of such Media Company or another Media Company), including the rules, regulations or written policies of the FCC that provide for the insulation from such attributable interests in Media Companies, or (b) limit or restrict ownership in Media Companies by non-U.S. persons (as defined by the FCC), as such rules, regulations or written policies may be modified from time to time.
Fiscal Year: as defined in Section 2.6.
Formation Date: May 15, 2007.
Fund: any limited partnership, limited liability company, group trust, mutual fund, investment company or other entity, or any investment account, which is managed or Controlled by any Oaktree Group Member or by an entity Controlled by any Oaktree Group Member and which is specifically designated as such by the General Partner.
General Partner: as defined in the preamble hereto, and any Person who becomes a successor general partner of the Partnership pursuant to the terms of this Agreement and the Act, each in its capacity as the general partner of the Partnership.
General Partner Related Person: any of (a) the General Partner, (b) OCG, (c) OCM Holdings, (d) OCGH, (e) OCGH GP, (f) the current and former direct and indirect shareholders, partners, members and equityholders of OCGH GP, (g) the current and former principals, officers, directors, employees and duly authorized agents and representatives of any of the entities described in the foregoing clauses (a) through (e), and (h) the current and former officers of the Partnership.
Governmental Authority: any national, federal, state, county, municipal, local or other government, governmental, regulatory, self-regulatory or administrative authority (including the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority and the New York Stock Exchange), agency or commission, or any court, tribunal or judicial or arbitral body, whether domestic or foreign, in each case, of competent jurisdiction.
Gross Asset Value: with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership.
(b)    If and to the extent that the General Partner determines that such an adjustment is necessary, appropriate, advisable or convenient, the Gross Asset Values of all assets of the Partnership shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, immediately prior to the following events:
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(i)    a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for one or more Interests;
(ii)    the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for the redemption of one or more Interests; and
(iii)    the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).
(c)    The Gross Asset Value of any Partnership property distributed to any Partner shall be the gross fair market value of such property on the date of distribution.
(d)    The Gross Asset Values of Partnership property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the General Partner determines that an adjustment pursuant to subparagraph (b) above is necessary, appropriate, advisable or convenient in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profit and Net Losses.
Incentive Income: any fee, carried interest or override participation received (or to be received) by the Partnership that is derived from a Fund.
Incentive Profit and Incentive Losses: for each Fiscal Year or other period, an amount, determined separately for each Fund equal to the Partnership’s profit or loss for such Fiscal Year or other period relating to the Incentive Income derived from such Fund, determined in the same manner that Net Profits and Net Losses are determined (but excluding subparagraph (f) thereof).
Incentive Sharing Percentage: as defined in Section 4.2.
Initial Closing Date: May 25, 2007.
Intellectual Property: (a) any and all investment or trading, records, agreements or data; (b) any and all financial and other analytic models, records, data, methodologies or software; (c) any and all investment advisory contracts, fee schedules and investment performance data; (d) any and all investment agreements, limited partnership agreements, subscription agreements, private placement memorandums and other offering documents and materials; (e) any and all client, investor or vendor lists, records or contact data; (f) any and all other documents, records, materials, data, trade secrets and other incidents of
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business carried on by any Oaktree Group Member (whether, for the avoidance of doubt, on behalf of itself, on behalf of any Fund, or otherwise) or learned, created, developed or carried on by any employee of any Oaktree Group Member (in whatever form, including print, computer file, diskette or otherwise); and (g) all trade names, service marks and logos under which any Oaktree Group Member does business (whether, for the avoidance of doubt, on behalf of itself, on behalf of any Fund, or otherwise), and any and all combinations and variations thereof and all related logos.
Interests: a limited partner interest in the Partnership, including the right of the holder thereof to any and all benefits to which a holder may be entitled as provided in this Agreement, together with the obligation of such holder to comply with all the terms and provisions of this Agreement. Interests may be common limited partner interests or preferred limited partner interests, and may be issued in different classes or series.
Investment Company Act: the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, and the provisions of any succeeding law.
JAMS: as defined in Section 11.1(a).
Limited Partners: as defined in the preamble hereto, and shall include their successors and permitted assigns and any Person hereafter admitted to the Partnership as a Limited Partner in accordance with the terms hereof, each in their capacity as a limited partner of the Partnership, and shall exclude any Person who ceases to be a Limited Partner in accordance with the terms hereof. For purposes of the Act, the Limited Partners shall constitute a single class or group of limited partners. The General Partner shall be deemed to be a Limited Partner to the extent the General Partner holds any Interests. For the avoidance of doubt, references herein to Limited Partners may also include Assignees or other owners of economic (but not legal) interests in Interests to the extent the General Partner determines such inclusion is necessary, appropriate, advisable or convenient to carry out the purposes of this Agreement.
Media Company: any Person that, directly or indirectly, owns, controls or operates a broadcast radio or television station or any other communications facility operated pursuant to a license granted by the FCC and subject to the provisions of Section 310(b) of the Communications Act, or any other business that is subject to the FCC Rules.
Media Company Professional: a Limited Partner that provides services to the Oaktree Group and handles matters relating to Oaktree Media Companies or the Media Company business of the Partnership or Oaktree.
Membership Transaction: as defined in Section 3.8.
Net Profit or Net Loss: for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or other period, determined in accordance with U.S. federal income tax accounting principles, with the following adjustments:
(a)    any income for such Fiscal Year or other period of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be included in computing such Net Profits or Net Losses;
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(b)    any expenditures of the Partnership for such Fiscal Year or other period described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted in computing such Net Profits or Net Losses;
(c)    gain or loss for such Fiscal Year or other period resulting from any disposition of an asset of the Partnership shall be computed by reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(d)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;
(e)    if the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) or (c) of the definition of “Gross Asset Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; provided that with respect to property first received by the Partnership in distribution from a Fund (and then, in turn, distributed by the Partnership to Partners), such adjustment shall be determined as if the asset’s starting adjusted tax basis, on the date of distribution by the Partnership, were equal to the fair market value of such asset, as determined pursuant to the limited partnership agreement (or other equivalent governing document) of such Fund, at the time such asset is distributed by such Fund to the Partnership, net of any liabilities secured by such distributed property that the Partnership or the Partners are considered to assume or take subject to under Code Section 752; and
(f)    Incentive Profits, Incentive Losses and any items that are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Profits or Net Losses.
Non-U.S. Person: (a) a citizen of a country other than the United States, (b) an entity organized under the laws of a jurisdiction other than those of the United States or any state, territory or possession of the United States, (c) a government other than the government of the United States or of any state, territory or possession of the United States, (d) a corporation of which, in the aggregate, more than 10% of the capital stock is owned of record or voted by Persons described in any of clauses (a) through (c) above or in this clause (d), (e) a general or limited partnership, or a limited liability company, of which 10% of the equity contributions or interests therein are directly or indirectly made or held by any Person described in any of clauses (a) through (c) above, taking into account, in calculating indirect contributions or interests in such partnership or company, that the percentage interests of a Person that is a stockholder, limited partner or member insulated in accordance with the FCC Rules relating to a Person that directly makes or holds an equity contribution or interest in such partnership or company may be multiplied by the percentage of such direct interest in such partnership or company, or (f) a representative of, or entity controlled by, any Person referred to in any of the foregoing clauses (a) through (e).
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Oaktree Group: the group of entities that the General Partner determines, consistent with past practice, to be the entities through which the Oaktree Business (as defined in the OCG Operating Agreement) is conducted.
Oaktree Group Member: each of (a) the OpCos and (b) any Affiliate (including the Partnership) of any of the OpCos that the General Partner determines to be part of the Oaktree Group.
Oaktree Media Company: a Media Company in which any Oaktree Group Member, or a fund or separate account managed by any Oaktree Group Member, has an attributable interest (as defined in the FCC Rules).
OCG: Oaktree Capital Group, LLC, a Delaware limited liability company, and any successor-in-interest thereto.
OCG Operating Agreement: the Fifth Amended and Restated Operating Agreement of OCG, to be dated on or around September 30, 2019, as may be amended, modified, supplemented or restated from time to time.
OCGH: Oaktree Capital Group Holdings, L.P., a Delaware limited partnership.
OCGH GP: Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company.
OCM Holdings: Atlas OCM Holdings LLC, a Delaware limited liability company and any successor-in-interest thereto.
OpCo: the upper-most entities (x) over which OCGH and Brookfield (either directly or indirectly) both have an economic interest and (y) through which the business of the Oaktree Group is conducted, as determined by the General Partner consistent with the OCG Operating Agreement’s definition of “Oaktree Operating Group”.  For the avoidance of doubt, as of the Effective Date, each of the following entities is an OpCo: (a) Oaktree Capital I, L.P., a Delaware limited partnership, (b) Oaktree Capital II, L.P., a Delaware limited partnership, (c) Oaktree Capital Management, L.P., a Delaware limited partnership, (d) Oaktree Investment Holdings, L.P., a Delaware limited partnership, (e) Oaktree AIF Investments, L.P., a Delaware limited partnership, and (f) Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership.  For the further avoidance of doubt, as of the Effective Date, none of (i) OCG, (ii) Oaktree Holdings, Inc., a Delaware corporation, (iii) Oaktree Holdings, LLC, a Delaware limited liability company, (iv) OCM Holdings, (v) OCM Holdings I, LLC, a Delaware limited liability company, (vi) Oaktree AIF Holdings, Inc., a Delaware corporation, or (vii) Oaktree Holdings, Ltd., a Cayman Islands exempted limited liability company, is an OpCo.
Partner: any Person hereafter admitted to the Partnership as a Limited Partner or a General Partner (as the case may be) in accordance with the terms hereof, and excluding any Person who ceases to be a Limited Partner or a General Partner (as the case may be) in accordance with the terms hereof. In the event any Partner shall have withdrawn in whole from the Partnership as provided in this Agreement, such Person shall no longer be a Partner as defined herein after such withdrawal.
Partnership: as defined in the preamble hereto.
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Percentage Interest: with respect to any Partner, such Partner’s percentage ownership (measured by such Partner’s percentage share of current year income other than income relating to Incentive Income) of the total Interests outstanding of the Partnership. The aggregate Percentage Interests of the Partners shall at all times total 100%.
Permitted Transfer: with respect to any Interests, a Transfer of such Interests that has been approved by the General Partner.
Person: an individual, a general partnership, a limited partnership, a limited liability company, an association, a joint venture, a corporation, a business, a trust, an unincorporated organization, any other entity or a government or any department, agency, authority, instrumentality or political subdivision thereof.
Prior Holders: as defined in Section 6.5(c).
Prior LPA: as defined in the preamble hereto.
Protective Provisions: (a) the provisions applicable to a Partner under Sections 9.2, 9.3, 9.4 and 9.5 and (b) any provision contained in a Series Designation or the Supplemental Schedule that is designated as a “Protective Provision”.
Register: as defined in Section 7.1(a).
Request: as defined in Section 7.4.
Secretary of State: the office of the Secretary of State of the State of Delaware.
Series Designation: as defined in Section 4.1(c).
Side Letter: as defined in Section 11.3.
Subscription Contribution: as defined in Section 5.1.
Supplemental Schedule: the supplemental schedule on the conversion, vesting and forfeiture of Interests and related provisions, as adopted by the General Partner and amended, revised, supplemented and restated by the General Partner from time to time in accordance with its terms.
Tax Matters Partner: as defined in Section 6.12.
Transfer: with respect to any Interests, any transaction by which a Limited Partner assigns such Interests to another Person, and includes a sale, assignment, gift, exchange and any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
Treasury Regulations: the temporary and final regulations promulgated by the U.S. Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
1.2Interpretation. All ambiguities shall be resolved without reference to which party may have drafted this Agreement. All article or section headings or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
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Unless the context clearly indicates otherwise: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) provisions apply to successive events and transactions; (d) each definition herein includes the singular and the plural; (e) each reference herein to any gender includes the masculine, feminine and neuter where appropriate; (f) the word “including” when used herein means “including, but not limited to,” and the word “include” when used herein means “include, without limitation”; and (g) references herein to specified article or section numbers refer to the specified article or section of this Agreement. The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “applicable law” and any other similar references to the law include all applicable statutes, laws (including common law), treaties, orders, rules, regulations, determinations, orders, judgments and decrees of any Governmental Authority. The abbreviation “U.S.” refers to the United States of America. All monetary amounts expressed herein by the use of the words “U.S. dollar” or “U.S. dollars” or the symbol “$” are expressed in the lawful currency of the United States of America. The words “foreign” and “domestic” shall be interpreted by reference to the United States of America.
1.3Associated Persons. Each Limited Partner acknowledges that the provisions of this Agreement were drafted with the assumption that each beneficial owner of Interests (other than the General Partner) would be a natural person who will be providing (or formerly provided) services to the Oaktree Group. Accordingly, and notwithstanding anything herein to the contrary, to the extent any such natural person (each, an “Associated Person”) holds Interests through one or more trusts or entities, or has transferred Interests to a spouse, former spouse, child (natural or adopted), or any other lineal descendant or family member, in each case, in accordance with the terms and conditions of this Agreement, references herein to a Partner or former Partner shall be interpreted in good faith by the General Partner to include reference to such Associated Person to the extent necessary, appropriate, advisable or convenient to ensure that such trust or entity, spouse, former spouse, child (natural or adopted), or any other lineal descendant or family member, is not treated more favorably as a Partner than such natural person would have been treated had the Interests held by such entity been held by such natural person directly (or had never transferred such Interests) and such natural person had been admitted as a Limited Partner in lieu of such trust or entity or had remained as a Limited Partner in lieu of such transferee.
1.4Former Partners. The word “Partner” or “Limited Partner” shall be deemed to include reference to former Partners and former Limited Partners to the extent necessary or appropriate, in the good faith judgment of the General Partner to give effect to the economic intent of this Agreement and, for the avoidance of doubt, for the continuation of the rights, duties and liabilities of the parties to this Agreement after a Person has ceased to be a partner of the Partnership. Without limiting the foregoing, references in Article V, Article VI, Article VIII, Article IX and Article XI, to “Partner” or “Limited Partner” shall be deemed to include reference to former Partners and former Limited Partners.
Article II

Organization
1.1Formation; Continuation. The Partnership was formed as of the Formation Date under and pursuant to the provisions of the Act as a limited partnership, and in connection therewith, the Certificate was filed with the Secretary of State pursuant to the Act. The parties hereto hereby continue the Partnership as a limited partnership under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Partners shall be as provided in the Act, except as otherwise provided herein. Without limiting the foregoing, the General Partner hereby continues as the general partner of the Partnership, and each Limited Partner hereby continues as a limited partner of the Partnership. The General Partner and the
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Limited Partners hereby amend and restate the Prior LPA and enter into this Agreement. In the event of any inconsistency between any term or condition contained in this Agreement and any non-mandatory provision of the Act, the terms and conditions contained in this Agreement shall govern. A Person shall be deemed to be admitted to the Partnership as a Limited Partner at the time (a) this Agreement or a joinder hereto is executed by or on behalf of such Person, and (b) such Person is listed by the General Partner as a limited partner of the Partnership on the Register.
1.2Name. The name of the Partnership is “Oaktree Fund GP I, L.P.” The General Partner is authorized to make any variations in the Partnership’s name, and to conduct the business of the Partnership under such other names, in each case as determined by the General Partner; provided that (a) such name shall contain the words “Limited Partnership” or the abbreviation “L.P.” or the designation “LP” and (b) such name is otherwise permitted under the Act.
1.3Delaware Registered Agent and Office. The Partnership shall maintain, pursuant to the Act, a registered office in Delaware and a registered agent for service of process on the Partnership in Delaware, such office and agent to be selected by the General Partner and to be set forth in the Certificate. Initially, (a) the address of the registered office of the Partnership in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, United States of America, and (b) the registered agent for service of process on the Partnership in Delaware shall be Corporation Service Company.
1.4Principal Place of Business. The Partnership shall have its principal place of business at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071, United States of America, or at such other place as the General Partner may from time to time designate. In addition, the Partnership may maintain such other offices as the General Partner may deem necessary, appropriate, advisable or convenient at any other place or places inside or outside of the United States of America.
1.5Term. The term of the Partnership commenced on the Initial Closing Date and shall continue until the dissolution of the Partnership in accordance with Article X. Notwithstanding the expiration of such term, the legal existence of the Partnership shall continue until the cancellation of the Certificate in accordance with Section 10.3.
1.6Fiscal Year. The fiscal year (the “Fiscal Year”) of the Partnership for accounting and income tax purposes shall be the calendar year; provided that (a) the first Fiscal Year shall be the portion of the calendar year beginning on the Initial Closing Date and ending on December 31, 2007, and (b) the Fiscal Year in which the Partnership is terminated in accordance with Article X shall be the portion of the calendar year ending on the date on which the Partnership is terminated.
1.7Title to Partnership Property. Legal title to all of the Partnership’s property shall be held in such manner as the General Partner determines to be in the best interests of the Partnership. Each Limited Partner acknowledges and agrees that the manner of holding title to Partnership property is solely for the convenience of the Partnership, and, accordingly, neither the Partners nor their legal representatives, beneficiaries, distributees, successors or assignees shall have any right, title or interest in or to any such Partnership property by reason of the manner in which title is held, but all such property shall be treated as Partnership property subject to the terms of this Agreement.
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Article III

The Partnership
1.1Purpose and Scope of Business; Powers. Subject to the other provisions of this Agreement, the purposes of the Partnership shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited partnership organized pursuant to the Act, (b) acquire, hold and dispose of interests in any corporation, partnership, joint venture, limited liability company or other entity (including equity interests in entities that serve as the general partner of the Funds) and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership with respect to its interests therein, and (c) promote, conduct or engage in, directly or indirectly, all other lawful activities determined by the General Partner to be necessary, appropriate, advisable, convenient or incidental to, or otherwise in furtherance of, any of the foregoing. Subject to the other provisions of this Agreement, the Partnership shall have the power to do any and all acts necessary, appropriate, advisable, convenient or incidental to, or otherwise in furtherance of, the purposes and business of the Partnership described herein, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the General Partner pursuant to Section 3.2.
1.2Powers of the General Partner. Subject to the other provisions of this Agreement, the power to manage, operate and establish the policies of the Partnership shall be vested exclusively in the General Partner, and the General Partner is hereby authorized and empowered on behalf of and in the name of the Partnership to carry out, delegate or appoint to one or more other Persons (including any partner of the General Partner) any and all objects and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, appropriate, advisable or convenient in connection therewith or incidental thereto. To the fullest extent permitted by applicable law, in construing the provisions of this Agreement, the presumption shall be in favor of a grant of power to the General Partner. Such powers of the General Partner may be exercised without order of, or resort to, any Governmental Authority, except to the extent required by applicable law. In dealing with the General Partner and its duly appointed agents, no Person shall be required to inquire as to the General Partner’s or any such agent’s authority to bind the Partnership.
1.3Powers of Limited Partners. No Limited Partner, as such, shall take part in or interfere in any manner with the management, conduct or control of the business or affairs of the Partnership, or have any right or authority to enter into any letter, contract, agreement, deed, instrument or document whatsoever on behalf of the Partnership, or otherwise act for or bind the Partnership. In addition, to the extent permitted by applicable law, no Limited Partner shall have the right or power to bring an action for partition against the Partnership or cause the termination and dissolution of the Partnership, except as set forth in this Agreement. For the avoidance of doubt, this Agreement does not grant any Limited Partner any rights as a partner of any Fund or any ability to direct any entity which controls such Fund.
1.4Officers. The General Partner may, from time to time, designate one or more Persons to be officers of the Partnership, with such titles as the General Partner may assign to such Persons. Officers so designated shall have such authority and perform such duties of the General Partner hereunder as the General Partner may, from time to time, delegate to them. Any number of offices and other positions may be held by the same Person. No Person shall receive any salary or other compensation from the Partnership for his service as an officer of the Partnership. Any officer of the Partnership may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of receipt of notice of resignation by the General Partner. The acceptance
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of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer of the Partnership may be removed as such, either with or without cause, by the General Partner. Each officer of the Partnership shall serve as such until his resignation, removal, death, disability or other incapacitation.
1.5Media Company Provisions.
(a)Notwithstanding any provision of this Agreement to the contrary, for so long as the Partnership has an investment in a Media Company, no Limited Partner (and no officer, director, partner, member or equivalent official of a Limited Partner) other than a Media Company Professional shall:
(i)act as an employee of the Partnership or an Oaktree Media Company if such Person’s functions, directly or indirectly, relate to an Oaktree Media Company or to the Media Company business of the Partnership or any other Oaktree Group Member;
(ii)serve, in any material capacity, as an independent contractor or agent of an Oaktree Media Company or of the Media Company business of the Partnership or any other Oaktree Group Member;
(iii)communicate on matters pertaining to the day-to-day operations of an Oaktree Media Company, or the day-to-day Media Company business of the Partnership or any other Oaktree Group Member, with (A) an officer, director, partner, member, agent, representative or employee of such Oaktree Media Company or (B) the General Partner;
(iv)perform any services for an Oaktree Media Company or relating to the Media Company business of the Partnership or any other Oaktree Group Member, with the exception of making loans to, or acting as surety for, an Oaktree Media Company or the Partnership; provided that the amount of any such loan, plus any interest of such Limited Partner in an Oaktree Media Company or the Partnership, shall not exceed 33% of the total assets of such Oaktree Media Company or the Partnership, as defined by and in accordance with the FCC’s “equity/debt plus” rule;
(v)become actively involved in the management or operation of an Oaktree Media Company or of the Media Company business of the Partnership or any other Oaktree Group Member;
(vi)vote on the admission of any new general partner to the Partnership unless such admission is approved by the existing General Partner; or
(vii)vote on the removal of the General Partner, unless the General Partner is subject to bankruptcy proceedings, is adjudicated incompetent by a court of competent jurisdiction, or is removed for cause as determined by a neutral arbiter.
(b)To ensure that the Partnership has the ability to make investments, directly or indirectly, in media and wireless communications services companies, or investments in Oaktree Group Members (which may manage or control Funds which in turn invest in
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media and wireless communications services companies), in each case consistent with the requirements of the Communications Act and the FCC Rules, each Limited Partner shall use reasonable efforts to provide the General Partner, promptly upon request, the following information:
(i)information regarding the percentage of such Limited Partner’s equity securities owned, controlled or voted by Non-U.S. Persons, and the number and percentage of such Limited Partner’s partners or members that are Non-U.S. Persons;
(ii)all other non-confidential information that the General Partner requires to make necessary filings with, or other submissions to, the FCC; and
(iii)all other non-confidential information that the General Partner reasonably deems necessary, advisable, convenient or incidental to enable the Partnership or any other Oaktree Group Member to make, manage and dispose of investments in compliance with this Agreement and applicable FCC Rules.
In addition, no Limited Partner shall take any action that such Limited Partner knows would cause a violation by the Partnership of the Communications Act or the FCC Rules.
(c)Each Limited Partner that becomes, or will or may become, a Non-U.S. Person as a result of a change in citizenship, change in control or reorganization of such Limited Partner shall provide notice of such event to the General Partner or Oaktree at least 30 calendar days prior to the effective time of such change in citizenship, change of control or reorganization. In the case of the withdrawal, resignation, departure, termination, change in citizenship, change in control or reorganization of any Limited Partner that is not a Non-U.S. Person and that has the effect of causing the total Percentage Interests of the Limited Partners that are Non-U.S. Persons to exceed 24.99%, then such Limited Partner shall take such commercially reasonable actions as the General Partner deems reasonably necessary to cause total Percentage Interests of the Limited Partners that are Non-U.S. Persons to not exceed 24.99%.
1.6Meetings and Voting. For situations in which the approval of the Limited Partners is expressly required by applicable law or under this Agreement, the Limited Partners shall act through meetings and written consents as described in this Section 3.6. The actions by the Limited Partners permitted hereunder may be taken at a meeting called by the General Partner on at least five calendar days’ prior written notice to the Limited Partners, which notice shall state the purpose or purposes for which such meeting is being called. Partners may participate in a meeting of the Partnership through the use of conference telephones or similar communications equipment so long as all Partners participating in the meeting can hear one another. Participation in a meeting pursuant to this Section 3.6 constitutes presence in person at such meeting and waiver of any requirement for notice of such meeting. Alternatively, the actions by the Limited Partners permitted hereunder may be taken by written consent (without a meeting and without a vote) so long as such written consent is signed or otherwise affirmed (including by electronic mail or other electronic transmission) by the Limited Partners as would be necessary to authorize or take such action at a meeting at which the Partners entitled to vote thereon were present and voted. Any action taken pursuant to such written consent shall have the same force and effect as if taken by the Limited Partners at a meeting thereof.
1.7Admissions and Withdrawals. No Person shall be admitted to the Partnership as a partner of the Partnership, except for (a) the General Partner, who shall be
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deemed to have been admitted as the general partner of the Partnership as of the Formation Date, (b) the Persons who were admitted as Limited Partners as of the Initial Closing Date, and (c) additional Limited Partners admitted in accordance with Section 4.1 and substitute Limited Partners admitted in accordance with Section 4.4. No Partner shall be entitled to withdraw from being a partner of the Partnership without the consent of the General Partner; provided that each Person who is a Limited Partner shall immediately and automatically cease to be a Limited Partner at the time such Person ceases to be the record holder of any Interests.
1.8Conditions to Membership Transactions. Notwithstanding any provision of this Agreement to the contrary, no Interests shall be issued to any Person, no Interests shall be Transferred to any Person, no Person shall be admitted as a Limited Partner (whether as a result of any such issuance or Transfer or otherwise and whether as an additional Limited Partner, a substitute Limited Partner or otherwise), and no Interests shall be redeemed by the Partnership from any Person (each, a “Membership Transaction”), unless such Membership Transaction satisfies each of the following conditions (except to the extent waived by the General Partner):
(a)such Membership Transaction would not reasonably be expected to result in the violation by the Partnership, the General Partner or any other Oaktree Group Member or General Partner Related Person of any applicable law, including any applicable U.S. federal or state or foreign securities laws;
(b)such Membership Transaction would not reasonably be expected to terminate the existence or qualification of the Partnership under the laws of any jurisdiction;
(c)such Membership Transaction would not reasonably be expected to cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);
(d)such Membership Transaction would not reasonably be expected to subject the Partnership, the General Partner or any other Oaktree Group Member or General Partner Related Person to any material regulatory requirement to which it, he or she otherwise would not be subject, including any requirement that the Partnership register as an investment company under the Investment Company Act or as a result of all or any portion of the Partnership’s assets becoming or being deemed to be “plan assets” for purposes of ERISA; and
(e)such other conditions as the General Partner determines to be necessary, appropriate, advisable or convenient or otherwise in the best interests of the Partnership.
1.9Power of Attorney. Each Limited Partner does hereby irrevocably constitute and appoint each of the Partnership, the General Partner, their respective authorized officers and attorneys-in-fact, and the members of the General Partner, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Limited Partner, to execute, acknowledge, verify, swear to, deliver, record and file, in such Limited Partner’s or such Limited Partner’s assignee’s name, place and stead, all instruments, documents and certificates which may from time to time be required by the laws of the State of Delaware, the State of California, any other jurisdiction in which the Partnership conducts or plans to conduct business, or any political subdivision or agency thereof, to effectuate, implement and continue the valid existence and business of the Partnership, including the power and authority to execute, verify, swear to, acknowledge, deliver, record and file:
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(a)any and all instruments, documents and certificates that the General Partner determines to be necessary, appropriate, advisable or convenient to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and all other jurisdictions in which the Partnership conducts or plans to conduct business;
(b)any and all instruments, documents and certificates that the General Partner determines to be necessary, appropriate, advisable or convenient to reflect and effect the dissolution and termination of the Partnership pursuant to the terms of this Agreement;
(c)any and all instruments, documents and certificates which the General Partner determines to be necessary, appropriate, advisable or convenient to reflect and effect the admission, withdrawal, substitution or removal of any Limited Partner pursuant to the terms of this Agreement;
(d)any and all instruments, documents and certificates relating to the determination of the rights, preferences and privileges of any class or series of Interests issued pursuant to Section 4.1;
(e)any and all amendments to this Agreement duly adopted in accordance with Section 11.5;
(f)any and all certificates of assumed name and such other certificates and instruments that the General Partner determines to be necessary, appropriate, advisable or convenient under the fictitious or assumed name statutes from time to time in effect in all jurisdictions in which the Partnership conducts or plans to conduct business;
(g)any and all filings with any Governmental Authority that the General Partner determines to be necessary, appropriate, advisable or convenient to carry out the purposes of this Agreement and the business of the Partnership; and
(h)any and all other instruments, documents and certificates that the General Partner determines to be necessary, appropriate, advisable or convenient in connection with the proper conduct of the business of the Oaktree Group and which do not materially and adversely affect the interests of the Limited Partners.
This power of attorney shall not be affected by the subsequent disability or incapacity of the General Partner. This power of attorney shall be deemed to be coupled with an interest, shall be irrevocable and shall survive and not be affected by the death, disability, incompetence, dissolution, bankruptcy or termination or legal incapacity of any Limited Partner and shall extend to such Limited Partner’s successors, assigns and personal representatives (within the meaning of Section 17-101(15) of the Act). This power of attorney may be exercised by such attorney-in-fact and agent for all Limited Partners (or any of them) by a single signature of the General Partner acting as attorney-in-fact with or without listing all of the Limited Partners executing an instrument. Any Person dealing with the Partnership may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized, regular and binding, without further inquiry. Each Limited Partner shall execute and deliver to the General Partner, within fifteen calendar days after receipt of any request therefor, such further designations, powers of attorney and other instruments, documents and certificates that the General Partner may deem necessary, appropriate, advisable or convenient to effectuate this Agreement and the purposes of the Partnership.
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1.10Additional Documents and Acts. Each Limited Partner agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the actions contemplated hereby.
Article IV

Interests
1.1Interests.
(a)As of the Effective Date, all of the outstanding equity interests in the Partnership are owned of record, directly or indirectly, solely by the Persons identified in the books and records of the Partnership.
(b)The Partnership may issue any number of Interests, and options, rights, warrants and appreciation rights relating to Interests, for any Partnership purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partner.
(c)Interests authorized to be issued by the Partnership pursuant to Section 4.1(b) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers, duties, restrictions and conditions (which may be junior to, equivalent to or senior or superior to any existing classes or series of Interests), as shall be fixed by the General Partner and may be reflected in a designation certificate approved by the General Partner (each, a “Series Designation”) or otherwise in the books and records of the Partnership, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions, the dates distributions will be payable and whether distributions with respect to such class or series will be cumulative or non-cumulative; (iii) rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem such Interests (including sinking fund provisions); (v) whether such Interests are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Interests will be issued, including restrictions on assignment and transfer and whether such Interests will be evidenced by certificates; (vii) the method for determining the Percentage Interest, if any, applicable to such Interests; (viii) the right, if any, of the holder of each such Partnership to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership, and (ix) the extent to which such Interests participate in Incentive Income derived from a particular Fund or group of Funds (an “Associated Fund”).
(d)The General Partner is hereby authorized to take all actions that it determines to be necessary, appropriate, advisable or convenient in connection with (i) each issuance of Interests and options, rights, warrants and appreciation rights relating to Interests pursuant to this Section 4.1, including the admission of the holders thereof as Limited Partners in connection therewith and any related amendment of this Agreement, and (ii) all additional issuances of Interests and options, rights, warrants and appreciation rights relating to Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Interests or options, rights, warrants or appreciation rights relating to Interests being so issued. The General Partner is authorized to do all things that it determines to be necessary or appropriate in connection
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with any future issuance of Interests or options, rights, warrants or appreciation rights relating to such Interests, including compliance with any statute, rule, regulation or guideline of any Governmental Authority or any securities market on which Interests or options, rights, warrants or appreciation rights relating to Interests are listed for trading.
(e)No Interests shall be issued to any Person unless such issuance satisfies each of the following conditions (except to the extent waived by the General Partner):
(i)all conditions to such issuance and the admission of the recipient of such Interests as an additional Limited Partner that are required to be satisfied under Section 3.8 have been satisfied (except to the extent any such condition is waived by the General Partner); and
(ii)the General Partner has received such written instruments, in form and substance (including containing such representations and warranties as are) reasonably satisfactory to the General Partner, as the General Partner determines to be necessary, appropriate, advisable or convenient in connection with such issuance and admission, including an instrument of joinder evidencing the consent of the recipient of such Interests to be bound by this Agreement.
The recipient of Interests pursuant to an issuance of such Interests in compliance with this Section 4.1 shall be admitted as an additional Limited Partner with respect to such Interests upon the consummation of such issuance. Any issuance of Interests or admission to the Partnership of any additional Limited Partner in violation of this Section 4.1 shall be null and void ab initio, shall not be recorded on the books of the Partnership, and shall not be recognized by the Partnership, in each case, except as otherwise required by applicable law.
1.2Incentive Income. The Partnership shall maintain, in accordance with this Section 4.2, books and records reflecting, for each Partner, a sharing percentage in the Incentive Income derived from each Fund (a “Incentive Sharing Percentage”). In connection with any change in the number or composition of Interests outstanding or the ownership thereof, including in connection with any Membership Transaction and such other events that would cause a change in the Percentage Interests of the Partners, the Incentive Sharing Percentage of each Partner shall be adjusted in such a manner as the General Partner determines to be consistent with the Partners’ respective economic interests in the Incentive Income, taking into account such change and the terms and conditions of such Interests. All determinations of Incentive Sharing Percentages shall be made on a Fund-by-Fund basis, and thus it may be possible for a Partner to have an Incentive Sharing Percentage with respect to some Funds but not others.
1.3Supplemental Schedule. Except as may be otherwise expressly provided in a written agreement between a Limited Partner and the Partnership or in the Series Designation of any particular series of Interests, (a) all Interests issued on or prior to the July 28, 2011 shall be subject to the Supplemental Schedule in effect as of July 28, 2011, and (b) all Interests issued after July 28, 2011 shall be subject to the Supplemental Schedule in effect at the time of such issuance; provided that, notwithstanding anything in any Supplemental Schedule to the contrary, the definition of “Cause” in the Supplemental Schedules shall be deemed to have been replaced with the definition of “Cause” in this Agreement.
1.4Transfer of Interests. No Limited Partner may Transfer all or any portion of such Limited Partner’s Interests in any manner whatsoever to another Person (an “Assignee”),
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unless such Transfer satisfies each of the following conditions (except to the extent waived by the General Partner):
(a)such Transfer is a Permitted Transfer;
(b)all conditions to such Transfer and the admission of the transferee as a substitute Limited Partner that are required to be satisfied under Section 3.8 have been satisfied (except to the extent any such condition is waived by the General Partner); and
(c)the General Partner has received such written instruments, in form and substance (including containing such representations and warranties as are) reasonably satisfactory to the General Partner, as the General Partner determines to be necessary, appropriate, advisable or convenient in connection with such Transfer and admission, including an instrument of Transfer evidencing such Transfer and an instrument of joinder evidencing such transferee’s consent to be bound by this Agreement.
The transferee of any Interests pursuant to a Transfer in compliance with this Section 4.4 shall be admitted as a substitute Limited Partner with respect to such Interests upon the consummation of such Transfer. The Transferring Limited Partner shall cease to be a Limited Partner upon the occurrence of both the transfer of all of such Transferring Limited Partner’s Interests to an Assignee and the admission to the Partnership of such Assignee as a substitute Limited Partner. Any Transfer or admission to the Partnership of any substitute Limited Partner in violation of this Section 4.4 shall be null and void ab initio, shall not be recorded on the books of the Partnership and shall not be recognized by the Partnership, in each case, except as otherwise required by applicable law.
1.5Effects of Transfer. Any Partner who Transfers any Interests in compliance with the provisions of this Agreement shall cease to be a Partner with respect to such Interests and shall no longer have any rights or privileges of a Partner with respect to such Interests but, for the avoidance of doubt, shall remain subject to the Protective Provisions in accordance with their terms. Any Person (including any Assignee) who acquires in any manner whatsoever any rights in respect of an Interest, irrespective of whether such Person has executed a counterpart to this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such rights in respect of such Interest was subject to or by which such predecessor was bound, regardless of whether such Person is admitted as a substitute Limited Partner. Notwithstanding any provision of this Agreement to the contrary, any Person (other than the General Partner) who acquires in any manner whatsoever any Interests of the General Partner shall not be deemed to have received a general partner interest in the Partnership, and shall be deemed instead to have received a limited partner interest in the Partnership, and shall not be admitted as a general partner of the Partnership, and shall instead be deemed to be an Assignee who may be admitted as a substitute Limited Partner pursuant to Section 4.4.
1.6Limited Rights of Assignees. To the fullest extent permitted by applicable law, an Assignee who is not admitted as a substitute Limited Partner in accordance with Section 4.4 shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership and shall not have any of the rights of a general partner of the Partnership or a limited partner of the Partnership under the Act or this Agreement. Instead, the Interests transferred to such Assignee shall represent only a non-voting economic right to receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar item to which the Limited Partner which transferred such Interests would be entitled. In the event any Assignee desires to make a further assignment of
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any Interests, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as the Limited Partner who initially held such Interests.
1.7Designation of Beneficiaries. With the consent of the General Partner, a Limited Partner who is a natural person may designate in writing, on forms prescribed by and filed with the Partnership, one or more beneficiaries to receive any distributions and payments to which such Limited Partner is entitled and that are payable after such Limited Partner’s death; provided that such beneficiary shall not be substituted for such Limited Partner as a limited partner of the Partnership. Any such Limited Partner may at any time amend or revoke any such designation made by such Limited Partner; provided that if such Limited Partner is married and designates a person other than his or her spouse as a beneficiary, then his or her spouse must sign a statement specifically approving such designation. Any distributions and payments to which such a Limited Partner would be entitled by virtue of this Agreement while alive will be distributed and paid, following the death of such Limited Partner, to his or her designated beneficiary under this Section 4.7. If no beneficiary designation under this Section 4.7 is in effect at the time of death, or in the absence of a spouse’s approval as provided in this Section 4.7, distributions and payments to which a Limited Partner is entitled hereunder shall be made to such Limited Partner’s personal representative (within the meaning of Section 17-101(15) of the Act).
Article V

Capital Contributions; Capital Accounts
1.1Capital Contributions. Each Partner’s initial Capital Contribution (if any) is set forth on the books and records of the Partnership. No Partner shall be required to make any additional Capital Contribution to the Partnership, except as otherwise agreed between such Partner and the General Partner. For the avoidance of doubt, the General Partner may require Capital Contributions from any Limited Partner as a condition to such Limited Partner’s subscription for any class or series of Interests (such Capital Contribution, a “Subscription Contribution”).
1.2Capital Accounts. There shall be established on the books and records of the Partnership a capital account (a “Capital Account”) for each Partner, which shall be maintained in accordance with Code Section 704(b) and Treasury Regulations Section 1.704-1(b)(2)(iv), and such other provisions of Treasury Regulations Section 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of such Treasury Regulations. Specifically:
(a)each Partner’s Capital Account shall be increased by (i) the total Capital Contributions made by such Partner, and (ii) the Net Profits, Incentive Profits and any other items of income and gain allocated to such Partner pursuant to Article VI; and
(b)each Partner’s Capital Account shall be decreased by (i) the total cash distributions to such Partner, (ii) the Gross Asset Value of property distributed in kind to such Partner, net of liabilities secured by such property that such Partner is deemed to assume or take subject to under Code Section 752, and (iii) the Net Losses, Incentive Losses and any other items of loss or deduction allocated to such Partner pursuant to Article VI.
In the event any Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred Interests.
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1.3No Priorities of Partners. Except as expressly provided in this Agreement, (a) no Partner shall have priority over any other Partner as to the return of the amount of such Partner’s Capital Contributions or as to income of the Partnership, (b) no Partner shall be entitled to demand or receive a return of or interest on such Partner’s Capital Contributions or Capital Account, and (c) no Partner shall withdraw any portion of such Partner’s Capital Contributions or receive any distributions from the Partnership as a return of capital on account of such Capital Contributions. Without limiting the foregoing, each Limited Partner acknowledges that such Limited Partner is not entitled to receive any distribution pursuant to Section 17-604 of the Act in connection with the withdrawal of such Limited Partner from the Partnership.
Article VI

Allocations; Distributions
1.1Allocations of Net Profits and Net Losses and Other Items.
(a)Except as otherwise provided in this Article VI:
(i)All Incentive Profits and Incentive Losses, as well as any tax credits or other items of income, gain, loss or deduction that relate to Incentive Income, for each Fiscal Year or other period shall be allocated among the Partners in proportion to their respective Incentive Sharing Percentages with respect to such Incentive Income.
(ii)All Net Profits and Net Losses, as well as any tax credits or other items of income, gain, loss or deduction that do not relate to Incentive Income, for each Fiscal Year or other period shall be allocated among the Partners in accordance with their Percentage Interests.
(b)Notwithstanding anything in this Section 6.1 to the contrary, the General Partner may cause special allocations of (i) Incentive Profits and Incentive Losses, as well as any tax credits and other items of income, gain, loss or deduction that relate to Incentive Income, and (ii) Net Profits and Net Losses, as well as any tax credits or other items of income, gain, loss or deduction that do not relate to Incentive Income to be made, in each case, in such amounts and in such manner as the General Partner determines from time to time to be necessary, appropriate, advisable or convenient to effectuate the economic benefit intended to be conferred upon any Limited Partner, or any set or subset of Limited Partners, under the Interests held by such Limited Partner or Limited Partners.
1.2Regulatory and Tax Allocations. Notwithstanding Section 6.1, items of income and gain shall be allocated to the Partners in a manner that complies with the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3). To the extent permitted pursuant to Treasury Regulations Section 1.704-2, nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2) of the Partnership shall be allocated to the Partners in proportion to their respective Percentage Interests. If there is a net decrease in the Partnership’s partnership minimum gain or partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2), then the Partners shall be allocated items of Partnership income and gain in a manner that complies with the “minimum gain chargeback” requirements of Treasury Regulations Section 1.704-2. The Partnership shall allocate any excess nonrecourse liabilities (as defined in Treasury Regulations Section 1.752-3(a)(3)) in any manner or manners permitted by Treasury Regulations Section 1.752-3(a)(3). Allocations of tax items
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shall in all events be made in a manner that is consistent with Treasury Regulations Section 1.704-1(b) and Code Section 704(c). Notwithstanding anything in this Article VI to the contrary, the General Partner may make such allocations for purposes of maintaining Capital Accounts and for U.S. federal income tax purposes as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as it deems reasonably necessary for these purposes.
1.3Distributions. Subject to applicable law and the limitations contained in Section 6.4 and elsewhere in this Agreement, the Partnership shall from time to time distribute Available Cash, in each case, at such times and in such amounts as determined by the General Partner. If the Partnership decides to distribute property, the property shall be divided into separate interests to the extent practicable in accordance with the Partners’ respective shares in the distribution thereof. If such property cannot practicably be so divided, then undivided interests therein shall be distributed to the Partners. During each Fiscal Year or other period, all distributions shall be made to the Partners entitled to such distributions pro rata in proportion to their Percentage Interests as of the respective record dates established by the General Partner for such distributions (with any distribution of property being taken into account at the amount described in Section 5.2(b)(ii)); provided that distributions relating to Incentive Income shall be made to those Partners who have an interest in such Incentive Income pro rata in proportion to such interests, as determined by the General Partner on a Fund-by-Fund basis.
1.4Restriction on Distributions. Notwithstanding any provision of this Agreement to the contrary, no distribution to any Partner shall be made (a) if such distribution would violate the Act or other applicable law or (b) if, after giving effect to the distribution, (i) the Partnership would not be able to pay its debts as they become due in the usual course of business, (ii) such Partner’s Capital Account would be negative by an amount greater than the amount such Partner would be required to restore pursuant to Section 6.5, or (iii) the Partnership’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Partners, if any, upon dissolution that are superior to the rights of the Partner receiving the distribution. The General Partner may base a determination that a distribution is not prohibited pursuant to Section 6.4(b) on (x) financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances, (y) a fair valuation or (z) any other method that is reasonable under the circumstances; provided that the determination under Section 6.4(b)(ii) whether a Partner’s Capital Account will be negative shall be based on the Gross Asset Value of the Partnership’s assets. Except as provided in Section 17-607(b) of the Act, the effect of a distribution is measured as of the date the distribution is authorized if the payment occurs within 120 calendar days after the date of authorization, or the date payment is made if it occurs more than 120 calendar days after the date of authorization.
1.5Return of Advances and Distributions.
(a)Unless otherwise determined by the General Partner, all distributions made during a Fiscal Year shall be treated as advances to the Partners until it is determined by the Partnership’s auditors that the amounts advanced to each Partner were properly computed pursuant to this Section 6.5 and that such distributions were permissible under this Article VI. If such determination determines that additional distributions are due to a Partner, then the Partnership shall make such additional distributions to such Partner without interest. If such determination determines that a Partner has received excess advances, then the General Partner shall provide such Partner with notice of such excess, and such Partner shall repay such excess to the Partnership, without interest, no later than the due date set forth in such notice (which due date shall be at least 30 calendar days after the date such notice is given). If a Partner fails to repay
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such excess in full on or prior to the applicable due date, then the General Partner may impose upon such Partner an interest charge on the overdue portion of the excess, accruing beginning as of such due date and ending on the date such excess and all interest charges thereon have been repaid in full, at an interest rate determined by the General Partner. Such interest rate may be any interest rate permissible under applicable law. In addition, if the General Partner or the Partnership undertakes any legal action to enforce amounts owed by a Partner under this Section 6.5, such Partner shall be responsible for all fees and expenses incurred by the General Partner and the Partnership in such enforcement action, including the General Partner’s and the Partnership’s reasonable attorneys’ fees and expenses. Any action by the General Partner with respect to any Partner in connection with this Section 6.5, including any election to extend or not extend any due date for such Partner to repay any excess advances, to impose or not impose an interest charge, or to charge any particular interest rate, shall not preclude the General Partner from acting differently with respect to any subsequent excess advance of such Partner or with respect to any other Partner. Except for distributions made in violation of the Act or this Agreement, and except as provided in this Section 6.5, no Partner shall be obligated to return any distribution to the Partnership or pay the amount of any distribution for the account of the Partnership or to any creditor of the Partnership.
(b)In the event any Oaktree Group Member is required to return to any Fund any Incentive Income (a “Clawback”), each Partner who received any distribution hereunder with respect thereto shall return to the Partnership promptly upon request by the General Partner, any distributions received by such Partner with respect thereto, and the Partnership shall be entitled to withhold future distributions to such Partner, equal to such Partner’s pro rata share of such Clawback, as determined by the General Partner in good faith; provided that such Partner’s liability for such Clawback shall not exceed the total amount of distributions that such Partner has received or is entitled to with respect to such Incentive Income. For the avoidance of doubt, each Partner’s obligations under this Section 6.5(b) shall survive the withdrawal of such Partner from the Partnership.
(c)The General Partner may (but, for the avoidance of doubt, shall have no obligation to) adjust the distributions and allocations otherwise provided in this Agreement with respect to any Interests in such manner as the General Partner determines from time to time to be necessary, appropriate, advisable or convenient to offset any economic detriment to the Oaktree Group or to other Partners attributable to the pre-issuance ownership (if any) of the corresponding economic interests by other Persons (“Prior Holders”). By way of example only and without limiting the foregoing, the General Partner may reduce distributions with respect to Interests that the General Partner determines have been reallocated (which may include issuances of new Interests that the General Partner determines to correspond to Interests previously forfeited by a Prior Holder) if the General Partner determines that tax distributions or other amounts funded as an advance pursuant to Section 6.7 to such Prior Holder with respect to such reallocated interests cannot be fully offset by way of subsequent withholding from distributions otherwise to be made to such Prior Holder.
1.6Allocations in Case of Adjustments in Percentage Interests. Except as provided for in this Section 6.6 and Section 6.1(b), Net Profits, Net Losses and similar items allocable to Partners whose Percentage Interests have changed during a Fiscal Year shall be allocated among such Partners either (a) ratably on a daily basis or (b) under any reasonable basis that is permitted under Code Section 706 and the underlying Treasury Regulations. Depreciation, amortization and similar items, under either method of allocation, shall accrue ratably on a daily basis over the entire period during which the corresponding asset is owned by the Partnership for the entire Fiscal Year, and over the portion of a Fiscal Year after such asset is placed in service by the Partnership if such asset is placed in service during the Fiscal Year.
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1.7Tax Distributions. If any Partner’s Annual Partnership Tax Liability exceeds the aggregate amounts distributed to such Partner with respect to a Fiscal Year pursuant to Section 6.3 and this Section 6.7, the General Partner may (but, for the avoidance of doubt, shall have no obligation to) cause the Partnership to distribute amounts in accordance with this Section 6.7 to such Partner until such Partner has received an aggregate amount under Section 6.3 and this Section 6.7 for such Fiscal Year equal to such Partner’s Annual Partnership Tax Liability (or such lesser amount determined by the General Partner). For purposes of Section 6.3, the General Partner, in its reasonable discretion, shall determine what portion (if any) of a distribution pursuant to this Section 6.7 to treat as a distribution of Incentive Income. Any amount distributed to a Partner pursuant to this Section 6.7 shall be treated as an advance against amounts distributable to such Partner pursuant to Section 6.3.
1.8Return of Certain Capital Contributions. Except as otherwise determined by the General Partner, if a Limited Partner makes a Subscription Contribution, then the General Partner shall, promptly after the General Partner believes it is able to make the determination contemplated by this sentence with reasonable certainty, but no later than the final liquidation of the Associated Fund to which such Subscription Contribution relates, determine the extent (if any) to which the aggregate net distributions received (or to be received) by the Partnership (other than distributions of Incentive Income) that are derived from such Associated Fund exceeds (or would exceed) the amount equal to (x) the aggregate capital directly or indirectly invested by the Partnership in such Associated Fund net of (y) the aggregate Subscription Contributions made by Limited Partners in respect of such Associated Fund (taking into account any distributions that the General Partner believes are reasonably certain to be returned or contributed to such Associated Fund pursuant to any clawback or other obligation). In the event of any such excess, the Partnership shall distribute to such Limited Partner an amount equal to the lesser of (a) such Subscription Contribution or (b) such Limited Partner’s pro rata share (as determined in good faith by the General Partner taking into account the aggregate Subscription Contributions made by Limited Partners in respect of such Associated Fund) of such excess. For the avoidance of doubt, the aggregate distributions receivable by any Limited Partner pursuant to this Section 6.8 shall not exceed such Limited Partner’s aggregate Subscription Contributions in respect of the Associated Fund from which such distributions are derived. Except as provided in this Section 6.8 or otherwise determined by the General Partner, no Limited Partner shall be entitled to any return of, or other distributions with respect to, such Limited Partner’s Subscription Contributions.
1.9Withholding. The Partnership is authorized to withhold from distributions to a Partner, or with respect to allocations to a Partner, and to pay over to any Governmental Authority, any amounts required to be withheld pursuant to the Code or any provisions of any other U.S. federal, state, local or foreign law. In addition, the Partnership is authorized to withhold from distributions to a Partner, or with respect to a Partner, and to pay over to any Oaktree Group Member, any amounts owed by such Partner to such Oaktree Group Member. Any amounts withheld pursuant to this Section 6.9 shall be treated as distributed to such Partner pursuant to this Article VI for all purposes of this Agreement, and, if withheld from amounts allocated but not distributed, shall be offset against the next amounts otherwise distributable to such Partner.
1.10Acknowledgment. Each Limited Partner acknowledges that such Limited Partner is aware of the income tax consequences of the allocations made by this Article VI and agrees to be bound by the provisions of this Article VI in reporting such Limited Partner’s shares of Net Profits, Net Losses, and other items of income, gain, loss, deduction, and credit for U.S. federal, state and local income tax purposes and any applicable foreign tax purposes.
1.11Partnership Classification for Tax Purposes. Each Partner recognizes, agrees and intends that, for U.S. federal and state income tax purposes, the Partnership shall be
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classified as a partnership. The General Partner shall not permit the Partnership to elect, and the Partnership shall not elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations Section 301.7701-3(a) or under any corresponding provision of state or local law.
1.12Tax Matters. The General Partner and the Limited Partners shall take all necessary steps, including amending the Certificate and this Agreement, to cause the Partnership to be classified as a partnership for U.S. federal and California state tax purposes. A former Partner shall be treated as a partner for U.S. federal and California state tax purposes with respect to only his receipt of distributions pursuant to Sections 6.3 and 10.2 and allocations corresponding thereto. The Partnership shall determine whether any non-Partner transferee of the right to receive any payments from the Partnership shall be treated as a partner for U.S. federal and California tax purposes. The General Partner shall from time to time cause the Partnership to make such tax elections as it determines to be in the best interests of the Partnership and the Limited Partners; provided that each Limited Partner acknowledges that an election pursuant to Code Section 754 has been made by the Partnership. With respect to periods prior to January 1, 2018, the “tax matters partner” of the Partnership, within the meaning of Code Section 6231 (the “Tax Matters Partner”), shall represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Partnership funds for professional services and costs associated therewith. With respect to periods from and after January 1, 2018, the “partnership representative” of the Partnership, within the meaning of Code Section 6223 (the “Partnership Representative”) shall represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Partnership funds for professional services and costs associated therewith. The Tax Matters Partner and the Partnership Representative, as applicable, shall oversee the Partnership tax affairs in the overall best interests of the Partnership. The General Partner is hereby designated as the initial Tax Matters Partner and the initial Partnership Representative; provided that the General Partner may designate another Partner (with such Partner’s consent) to be the Tax Matters Partner or the Partnership Representative.
1.13No Representations as to Tax Treatment. Neither the Partnership, nor the General Partner, nor any other Oaktree Group Member makes any representation (and shall not be liable to any Limited Partner) as to the tax treatment of allocations or distributions with respect to any Interests under applicable U.S. federal, state or local or foreign tax laws.
Article VII

Books and Records; Reports to Partners
1.1Books and Records. The books and records of the Partnership shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for U.S. federal income tax purposes. The books and records of the Partnership shall reflect all the Partnership transactions and shall be appropriate and adequate for the Partnership’s business. The Partnership shall maintain at its principal office all of the following:
(a)a current list of the full name and last known business or residence address of each Partner, and such Partner’s Percentage Interest and Incentive Sharing Percentages (such list, the “Register”), along with other information required by this Agreement to be maintained on the Register;
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(b)a copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed; and
(c)such other books and records as the Partnership is required by applicable law to maintain or as the General Partner determines to be necessary, appropriate, advisable or convenient.
The books and records of the Partnership shall be maintained in such form as the General Partner determines to be appropriate, including in physical or electronic form and one or more spreadsheets, ledgers, tables or schedules, all of which, when taken together, shall constitute the books and records of the Partnership. For the avoidance of doubt, the Register shall be part of the books and records of the Partnership.
1.2Access to and Confidentiality of Information and Records.
(a)Subject to Section 7.2(b), each Limited Partner shall have the right to obtain from the General Partner during regular business hours upon reasonable demand, at such Limited Partner’s expense and for any purpose reasonably related to such Limited Partner’s interest as a Limited Partner, the information described in subparagraphs (1) through (6) of Section 17-305(a) of the Act; provided that the General Partner may elect to not provide Percentage Interests, Incentive Sharing Percentages, the amount of Interests held by one or more Limited Partners or any other similar ownership information.
(b)The General Partner shall have the right to keep confidential from each Limited Partner for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner believes in good faith is not in the best interest of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreement with a third party to keep confidential.
1.3Bank Accounts. The Partnership shall maintain its funds in one or more separate bank accounts in the name of the Partnership, and shall not permit the funds of the Partnership to be commingled in any fashion with the funds of any other Person.
1.4Sharing of Personal Data. Each Limited Partner understands and acknowledges that the Partnership and the other Oaktree Group Members collect, hold and process certain personal data (as defined by data protection law) about each Limited Partner, including, name, home address, email address, telephone number, date of birth, social security and social insurance number (to the extent permitted under applicable law) or other identification numbers, compensation, tax reporting information (e.g., IRS Schedule K-1s) and information relating to equity and carried interest awards from an Oaktree Group Member. This may also include from time to time certain special category data (as defined by data protection law) about each Limited Partner such as AML/KYC information (collectively, “Data”). Each Limited Partner understands and acknowledges that its Data is processed to, among other things, permit an Oaktree Group Member to perform and adhere to contractual, legal or other obligations such Oaktree Group Member may have to Brookfield and its Affiliates. Each Limited Partner understands and acknowledges that (a) certain Data may be transferred to Brookfield and its Affiliates to enable such performance and adherence, (b) the recipients of Data may be located in the United States or elsewhere, and a recipient’s country may have different data protection laws than the country of a Limited Partner’s residence, and (c) the Data will be held only as long as is necessary to carry out and effectuate such performance and adherence, and (d) a Limited Partner
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may, subject to data protection law, at any time, view or access his or her Data (each a “Request”) that is being shared, request information about the storage and processing of the Data or make any necessary amendments to the Data by contacting an Oaktree Group Member or Brookfield, which will process such Request in accordance with data protection law. Each Limited Partner is entitled to report to the data protection authorities in the country of its residence or work if it believes any breach of data protection law has occurred. For a Limited Partner that resides in the European Union or who is a partner of a European Union-incorporated Oaktree Group entity, such Limited Partner further (x) acknowledges that the processing and sharing of such Limited Partner’s Data (other than special category data) is required on the grounds of contractual necessity and (y) acknowledges that the processing and sharing of such Limited Partner’s special category data will be based on grounds such as explicit consent or substantial public interests.
Article VIII

Limitations on Liability; Indemnification
1.1Limitations on Liability.
(a)Notwithstanding any provision of this Agreement to the contrary, to the fullest extent permitted by applicable law, no General Partner Related Person shall be liable to the Partnership or any Limited Partner for:
(i)without limiting Sections 8.1(a)(ii) and 8.1(a)(iii), any act or omission, or any alleged act or omission, including any actual or alleged mistake of fact or judgment, by such General Partner Related Person in connection with the Oaktree Group, including with respect to activities by such General Partner Related Person taken on behalf of any Oaktree Group Member in furtherance of the business of the Oaktree Group (including the business of the Partnership), or otherwise relating to or arising out of this Agreement, in each case, unless such act or omission, or alleged act or omission, is determined by a court of competent jurisdiction, in a final nonappealable judgment, or by an arbitrator of competent jurisdiction appointed pursuant to Section 11.1, to constitute Disabling Conduct on the part of such General Partner Related Person;
(ii)without limiting Sections 8.1(a)(i) and 8.1(a)(iii), any action or omission, or alleged act or omission, including any actual or alleged mistake of fact or judgment, by any Partner (other than, in the case such General Partner Related Person is itself also a Limited Partner, such General Partner Related Person’s own acts and omissions in its capacity as a Limited Partner), regardless of whether such act or omission, or alleged act or omission, constitutes Disabling Conduct; or
(iii)without limiting Sections 8.1(a)(i) and 8.1(a)(ii), any act or omission, or alleged act or omission, including any actual or alleged mistake of fact or judgment, of any employee, broker or other agent or representative of any Oaktree Group Member (other than, in the case such General Partner Related Person is itself such an employee, broker, agent or representative, such General Partner Related Person’s own acts and omissions), regardless of whether
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such act or omission, or alleged act or omission, constitutes Disabling Conduct.
Notwithstanding any provision of this Agreement to the contrary, to the extent that, at law or in equity, any General Partner Related Person has duties (including fiduciary duties) and liabilities relating to the Partnership or to any Limited Partner, no General Partner Related Person acting under this Agreement shall be liable to the Partnership or such Limited Partner for such General Partner Related Person’s good faith reliance on the provisions of this Agreement, and the activities of any General Partner Related Person expressly authorized by this Article VIII or any other provision of this Agreement may be engaged in by such General Partner Related Person and shall not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty that might be owed by any such Person to the Partnership or to any Limited Partner. Notwithstanding any provision of this Agreement to the contrary, to the fullest extent permitted by applicable law, the provisions of this Agreement, to the extent that they modify, restrict or eliminate the duties (including fiduciary duties) and liabilities of any General Partner Related Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Person.
(b)Without limiting Section 8.1(a), to the fullest extent permitted by applicable law, no General Partner Related Person shall have any personal liability to the Partnership or any Limited Partner solely by reason of any change in U.S. federal, state or local or foreign income tax laws, or in interpretations thereof, as they apply to the Partnership or the Limited Partners, regardless of whether the change occurs through legislative, judicial or administrative action.
(c)Without limiting Section 8.1(a), to the fullest extent permitted by applicable law, no General Partner Related Person shall be liable to the Partnership or any Limited Partner for any action or inaction in reliance on the advice or an opinion of counsel reasonably selected by such General Partner Related Person with respect to legal matters.
(d)Without limiting Section 8.1(a), to the fullest extent permitted by applicable law, (i) no General Partner Related Person shall be liable to the Partnership or any Limited Partner for acting in reliance on any signature or writing believed in good faith by such General Partner Related Person to be genuine, and (ii) each General Partner Related Person may rely on a certificate signed by an officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge.
(e)Without limiting Section 8.1(a), each General Partner Related Person may consult with appraisers, engineers, contractors, accountants and other skilled Persons of such General Partner Related Person’s choosing, on behalf of the Partnership or in furtherance of the business of the Partnership and, to the fullest extent permitted by applicable law, shall not be liable to the Partnership or any Limited Partner for (i) anything done, suffered or omitted in good faith reliance upon the advice of any of such skilled Person, or (ii) any act or omission, including any mistake of fact or judgment, of any skilled Person.
The provisions of this Section 8.1 are intended and shall be interpreted as only limiting the liability of a General Partner Related Person and not as in any way expanding such Person’s liability.
1.2Indemnification by the Partnership.
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(a)The Partnership shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each General Partner Related Person from and against any loss, cost or expense suffered or sustained by it, him or her by reason of any acts, omissions or alleged acts or omissions arising out of or in connection with the Partnership, or this Agreement, including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, in each case, unless such act or omission, or alleged act or omission, is determined by a court of competent jurisdiction, in a final nonappealable judgment, or by an arbitrator of competent jurisdiction appointed pursuant to Section 11.1, to constitute Disabling Conduct on the part of such General Partner Related Person. The termination of any action, proceeding or claim by settlement shall not, of itself, create a presumption that such acts, omissions or alleged acts or omissions were made in bad faith or constituted Disabling Conduct on the part of any General Partner Related Person.
(b)Expenses (including reasonable attorney’s fees) incurred by a General Partner Related Person in defense of any actual or threatened action, proceeding, or claim that may be subject to a right of indemnification hereunder may, as determined by the General Partner, be advanced by the Partnership prior to the final disposition thereof upon receipt of a written undertaking by or on behalf of such General Partner Related Person to repay the amount advanced to the extent that it is determined by a court of competent jurisdiction that such General Partner Related Person is not entitled to be indemnified hereunder.
(c)The right of any General Partner Related Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such General Partner Related Person may otherwise be entitled by contract or as a matter of law or equity and shall be extended to such General Partner Related Person’s successors, assigns and legal representatives. Any judgments against the Partnership and the General Partner in respect of which any General Partner Related Person is entitled to indemnification shall first be satisfied from the Partnership property before the General Partner shall be responsible therefor.
(d)Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 8.2 shall not be construed so as to provide for the indemnification of any General Partner Related Person for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 8.2 to the fullest extent permitted by applicable law.
Article IX

Certain Covenants
1.1Certain Acknowledgments. Each Partner (the “Acknowledging Partner”) hereby acknowledges and agrees that:
(a)the business of the Partnership and the Oaktree Group is of a special, unique, unusual, extraordinary and specialized character;
(b)each Partner has contributed valuable consideration to the Partnership or its predecessor in exchange for such Partner’s Interests;
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(c)any damage to the business and goodwill of the Partnership would diminish the value of each Partner’s interest in the Partnership (including the value of the Acknowledging Partner’s Interests);
(d)the Partnership and the Oaktree Group possess and will continue to possess information that has been created, discovered or developed by, or otherwise become known to them (including information created, discovered or developed by, or made known to, Partners who have provided services to the Oaktree Group), which information has commercial value in the business in which the Oaktree Group is engaged and is treated by the Partnership and Oaktree Group as Confidential Information, as a trade secret, as Intellectual Property or as proprietary information;
(e)the Protective Provisions are (i) in anticipation of, (ii) reasonable in all respects, and (iii) necessary to protect the goodwill, business, confidential information, trade secrets, intellectual property or any other proprietary information of the Partnership, the Oaktree Group and the Funds, as well as to protect the value of each Partner’s interest in the Partnership, in each case, from the irreparable damage that could be caused to each of them by a Partner upon or after such Partner’s disassociation from the Partnership;
(f)the Acknowledging Partner desires to further the long-term success of the Partnership, the Oaktree Group and the Funds, including because such success is expected to enhance the value of the Acknowledging Partner’s own Interests;
(g)it is in the Acknowledging Partner’s own best interests, including to protect the value of such Acknowledging Partner’s interest in the Partnership and to further the long-term success of the Partnership, the Oaktree Group and the Funds, for all of the Partners to agree to be bound by the Protective Provisions; and
(h)no Partner is required to become a party to this Agreement, acquire an interest in the Partnership or make an investment in the Partnership.
1.2Commitment. Each Partner hereby agrees that for so long as such Partner provides services to an Oaktree Group Member, such Partner shall devote substantially all of such Partner’s business time, skill, energy and attention to such Partner’s responsibilities with respect to the business of such Oaktree Group Member in a diligent manner.
1.3Confidential Information, Intellectual Property and Proprietary Information.
(a)Each Partner hereby agrees that such Partner shall not, without the prior express written consent of the General Partner, (i) use for the benefit of such Partner, use to the detriment of any Oaktree Group Member or Fund, or disclose, at any time (including while providing services to the Oaktree Group), in each case, unless and to the extent required by law or as required in the performance of such Partner’s services to an Oaktree Group Member, any Confidential Information, or (ii) remove or retain, upon such Partner ceasing to provide services to the Oaktree Group for any reason, any document, paper, electronic file or other storage medium containing or relating to any Confidential Information, any Intellectual Property or any physical property of any Oaktree Group Member.
(b)Each Partner hereby agrees to deliver to the Oaktree Group on the date such Partner ceases to provide services to the Oaktree Group for any reason, or promptly at any other time that any Oaktree Group Member may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and
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data (and copies thereof) within such Partner’s possession or control that contain any Confidential Information or any Intellectual Property.
(c)Each Partner hereby agrees that any and all Intellectual Property is and shall be the exclusive property of the Oaktree Group for the Oaktree Group’s sole use. In addition, each Partner hereby acknowledges and agrees that the investment performance of the funds and accounts managed by any Oaktree Group Member is attributable to the efforts of the team of professionals of the Oaktree Group and not to the efforts of any single individual, and that, therefore, the performance records of the funds and accounts managed by any Oaktree Group Member are and shall be the exclusive property of the Oaktree Group. Each Partner hereby agrees that such Partner, whether during or after such Partner’s provision of services to any Oaktree Group Member, shall not use or disclose any Intellectual Property, including the performance records of the funds and accounts managed by any Oaktree Group Member without the prior written consent of the General Partner, except in the ordinary course of such Partner’s services to an Oaktree Group Member.
(d)Without limiting the generality of the foregoing, any trade secrets of the Oaktree Group shall be entitled to all of the protections and benefits under applicable law. Each Partner hereby acknowledges that (i) such Partner may have had, and may have in the future, access to information that constitutes trade secrets but that has not been, and shall not be, marked to indicate its status as such and (ii) this Agreement constitutes reasonable efforts under the circumstances by the Partnership to notify such Partner of the existence of such trade secrets and to maintain the confidentiality of such trade secrets within the provisions of the Uniform Trade Secrets Act or other applicable law. Each Partner further acknowledges that (A) an individual will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a U.S. federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. No Partner is required to obtain the prior authorization of (or to give notice to) the Oaktree Group regarding any communication or disclosure described in the preceding sentence; provided that a Partner may not disclose pursuant to the preceding sentence any information covered by the attorney-client privilege of any Oaktree Group Member or any attorney work product of any Oaktree Group Member without the prior written consent of the Oaktree Group’s General Counsel.
(e)If a Partner’s services to the Oaktree Group are governed by the laws of the State of California, then in accordance with Section 2870 of the California Labor Code such Partner’s obligation to assign his or her right, title and interest throughout the world in and to all Intellectual Property does not apply to any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) that such Partner developed entirely on his or her own time without using the Oaktree Group’s equipment, supplies, facilities or Confidential Information (and any such works shall not be deemed “Intellectual Property” hereunder), except for the Intellectual Property that either (i) relates to the business of the Oaktree Group at the time of conception or reduction to practice of the Intellectual Property, or actual or demonstrably anticipated research or
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development of the Oaktree Group, or (ii) results from any work performed by such Partner for the Oaktree Group.
(f)Nothing in this Agreement shall prohibit or restrict a Partner from (i) participating, testifying or assisting in any investigation, hearing or other proceeding before the Equal Employment Opportunity Commission, the National Labor Relations Board or any similar agency enforcing U.S. federal, state or local anti-discrimination or anti-harassment laws or (ii) (A) reporting possible violations of U.S. federal laws or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the United States Congress or any agency inspector general, (B) making any other disclosures that are protected under the whistleblower provisions of U.S. federal laws or regulations or (C) otherwise fully participating in any U.S. federal whistleblower programs, including any such programs managed by the Securities and Exchange Commission. Without limiting the foregoing, a Partner may testify truthfully in response to a subpoena or other legal process regarding any matter concerning such Partner’s relationship with any Oaktree Group Member; provided that the Partner notifies the Oaktree Group’s General Counsel within a reasonable time after receiving such a subpoena or other legal process (to the extent such notice is permitted by applicable law) so that the Oaktree Group may take appropriate steps to protect its interests.
(g)Each Partner hereby acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Article IX would be inadequate, and, therefore, each Partner agrees that the Partnership shall be entitled to injunctive relief, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided that nothing contained herein shall be construed as prohibiting the Partnership from pursuing any other rights and remedies available for any such breach or threatened breach.
1.4Interference. Each Partner hereby agrees that for so long as such Partner provides services to an Oaktree Group Member, and for two years after such Partner ceases to provide such services for any reason, such Partner shall not directly or indirectly (a) solicit any customer or client of the Oaktree Group for a Competitive Business, provided that the foregoing clause (a) shall not be deemed to prohibit such Partner from participating in the normal marketing efforts of a Competitive Business, so long as such Partner does not solicit any client or customer known to such Partner as a result of his or her provision of services to an Oaktree Group Member to be a client or customer of the Oaktree Group, other than clients or customers of the Oaktree Group that, as of the date such Partner ceases to provide services to an Oaktree Group Member, are bona fide pre-existing clients or customers of such Competitive Business, (b) induce or attempt to induce any employee of the Oaktree Group to leave the Oaktree Group or in any way interfere with the relationship between the Oaktree Group and any employee thereof, or (c) hire, engage, employ, retain or otherwise enter into any business affiliation with any person who was an employee of the Oaktree Group at any time during the twelve-month period prior to the date such Partner ceases to provide services to the Oaktree Group.
1.5Disparagement. Each Partner hereby agrees that such Partner shall not make any statements, encourage others to make statements or release information that disparages, discredits or defames any Oaktree Group Member or engage in any activity that would have the effect of disparaging, discrediting or defaming any Oaktree Group Member (including, for the avoidance of doubt, through the disparagement, discrediting or defamation of any Fund). Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Partner from making truthful statements when required by law, from making any communication or
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disclosure to the extent provided in Section 9.3(d) or Section 9.3(f) or from making any other statement or disclosure protected by applicable law.
Article X

Dissolution and Termination of the Partnership
1.1Dissolution. The Partnership may be dissolved, liquidated and terminated, and have its affairs wound up, only pursuant to the provisions of this Article X, and the Partners do hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any Partnership property. The Partnership shall dissolve upon the earliest of (each a “Dissolution Event”):
(a)the entry of a decree of judicial dissolution pursuant to Section 17-802 of the Act;
(b)the sale of all or substantially of the assets of the Partnership;
(c)at any time there are no Limited Partners, unless the Partnership is continued pursuant to the Act; and
(d)any election by the General Partner to dissolve the Partnership.
The dissolution of the Partnership shall be effective on the day on which the Dissolution Event occurs, but the Partnership shall not terminate until it has been wound up, its assets have been distributed as provided in Section 10.2 and a certificate of cancellation of the Certificate has been filed with the Secretary of State in accordance with the Act. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.
1.2Liquidating Distributions. Upon dissolution of the Partnership, the Partnership shall be wound up and its assets shall be liquidated. The General Partner or any other Person designated pursuant to Section 10.4 to serve as the liquidator of the Partnership shall cause to be made distributions out of Partnership property (including cash proceeds from the liquidation of Partnership property) in the following manner and order:
(a)first, to the satisfaction of all of the Partnership’s debts and other liabilities to creditors (including Partners who are creditors) in the order of priority provided by applicable law or otherwise, including by establishing reserves that the General Partner or such other Person who is winding up the affairs of the Partnership deems necessary, appropriate, advisable or convenient for any contingent, conditional or unmatured liabilities or obligations of the Partnership; provided that, if and when a contingency for which such a reserve has been established shall cease to exist, the monies, if any, then in such reserve shall be distributed as provided in Section 10.2(b) (except to the extent used to satisfy the Partnership’s debts and liabilities or to fund other reserves pursuant to this Section 10.2(a)); and
(b)thereafter, upon receipt of such releases, indemnities and refunding agreements as the General Partner or such other Person who is winding up the affairs of the Partnership deems necessary, appropriate, advisable or convenient for its protection, distribute the remaining Partnership property, and subject to Article VI, to the Partners, pro rata in proportion to their Percentage Interests (with any distribution of property being taken into account at the amount described in Section 5.2(b)(ii)); provided that
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distributions related to Incentive Income shall be made to those Partners who have an interest in such Incentive Income pro rata in proportion to such interests, as determined by the General Partner on a Fund-by- Fund basis.
Notwithstanding the foregoing, in the event that the General Partner determines that an immediate sale of all or any portion of Partnership property would cause undue loss to the Partners, the General Partner, in order to avoid such loss, and to the extent not then prohibited by the Act, may defer liquidation of and withhold from distribution for a reasonable time any Partnership property except as necessary to satisfy the Partnership’s debts and other liabilities to creditors.
1.3Termination. Upon completion of the dissolution, liquidation and winding up of the Partnership, the General Partner or any other Person who is winding up the affairs of the Partnership shall execute, acknowledge and file such certificates, instruments and other documents as may be necessary or appropriate to terminate the legal existence of the Partnership under the Act, including by executing, acknowledging and causing to be filed a certificate of cancellation of the Certificate with the Secretary of State.
1.4Liquidator. The General Partner or a Person designated by the General Partner shall serve as the liquidator of the Partnership. The reasonable fees, costs and expenses of any liquidator for the Partnership shall be considered to be a Partnership expense and be paid from Partnership property prior to any final liquidating distribution to the Partners.
1.5Restoration of Deficit Capital Account Balances. If any Partner has a deficit balance in such Partner’s Capital Account (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the year during which the liquidation occurs), then such Partner shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.
1.6Limitations on Dissolution. Nothing in this Article X is intended to limit the survival of provisions of this Agreement that expressly survive the dissolution and termination of the Partnership. The Partnership may be dissolved, liquidated and terminated, and have its affairs wound up, only pursuant to the provisions of this Article X. Any dissolution of the Partnership other than as provided in this Article X shall be a dissolution in contravention of this Agreement.
Article XI

Miscellaneous
1.1Arbitration of Disputes.
(a)Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) the Partnership, (ii) any Partner’s rights and obligations hereunder, (iii) the validity or scope of any provision of this Agreement, (iv) whether a particular dispute, claim or controversy is subject to arbitration under this Section 11.1, and (v) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. Either the Partnership or the disputing Partner may commence the arbitration process by filing a written demand for arbitration with JAMS and delivering a copy of such demand to the other party or parties to the arbitration in accordance with the
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notice procedures set forth in Section 11.6. Unless prohibited by applicable law, the arbitration shall take place in Wilmington, Delaware. The arbitration shall be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties to the arbitration shall cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The arbitrator selected shall be neutral and a former Delaware chancery court judge or, if such judge is not available, a former U.S. federal judge with experience in adjudicating matters under the law of the State of Delaware; provided that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and JAMS in good faith to select such other person as may be available from a JAMS’ panel of neutrals with experience in adjudicating matters under the law of the State of Delaware. The parties to the arbitration shall participate in the arbitration in good faith. The Partnership shall pay those costs, if any, of arbitration that it must pay to cause this Section 11.1 to be enforceable, and all other costs of arbitration shall be shared equally between the parties to the arbitration.
(b)No party to the arbitration shall be entitled to undertake discovery in the arbitration; provided that, if discovery is required by applicable law, discovery shall not exceed (i) one witness deposition plus the depositions of any expert designated by the other party or parties, (ii) two interrogatories, (iii) ten document requests (limited to documents that are directly relevant to significant issues in the case or to the case’s outcome), and (iv) ten requests for admissions; provided further that additional discovery may be permitted to the extent such additional discovery is required by applicable law for this Section 11.1 to be enforceable or as permitted by the JAMS Streamlined Arbitration Rules and Procedures. To the fullest extent permitted by applicable law, the arbitrator shall have no power to modify any of the provisions of this Agreement, to make an award or impose a remedy that, in each case, is not available to the Delaware chancery court or to make an award or impose a remedy that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. To the extent permitted by applicable law, the arbitrator shall have the power to order injunctive relief, and shall expeditiously act on any petition for such relief.
(c)The provisions of this Section 11.1 may be enforced by any court of competent jurisdiction, and, to the extent permitted by applicable law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses incurred in enforcing this Section 11.1, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, any party to an arbitration pursuant to this Section 11.1 shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order or injunction may be granted without the necessity of posting any bond.
(d)To the fullest extent permitted by applicable law, the details of any arbitration pursuant to this Section 11.1, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided that such party may make such disclosures as are required by applicable law or legal process or are permitted by Section 9.3(d) or 9.3(f); provided further that such party may make such disclosures to such party’s attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 11.1 and who are obligated to keep such information confidential to the same extent as such party;
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and provided further that such party may disclose information that is otherwise required to be kept confidential as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an arbitrator’s award or the enforcement or confirmation of an arbitrator’s award, in each instance filing in the public record as little confidential information as reasonably necessary under the circumstances. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that such party may be required to disclose any such information, such party shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
(e)For the avoidance of doubt, (i) any arbitration pursuant to this Section 11.1 shall not include any dispute, claim or controversy that involves an employee’s statutory employment rights or other public policy rights or that otherwise does not arise out of or relate to this Agreement, and (ii) any arbitration pursuant to this Section 11.1 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct from any arbitration or other adjudication of disputes, claims or controversies between Partners, a Partner and the Partnership, or a Partner and an Oaktree Group Member, that do not arise out of or relate to this Agreement.
1.2Married Persons. If a married couple owns an interest in the Partnership as quasi-community or community property under the laws of any state, regardless of which of the spouses is named as a Partner in the Register, and in the event of a division of such community property between the spouses pursuant to a decree of divorce or dissolution, property settlement agreement or otherwise, such division shall be deemed to be a Permitted Transfer. Upon any such division, any spouse or other Person who is not the named Partner in the Register shall be entitled only to payments provided in any such decree of divorce or dissolution, property settlement or otherwise, and nothing in this Section 11.2 or any other part of this Agreement shall be construed at any time as permitting any spouse or Person who is not the named Partner in the Register to have any of a Partner’s rights to act under this Agreement or to participate as a partner of the Partnership. A spouse or any other Person who is entitled to any such payments from the Partnership may not Transfer the right to receive any of such payments without the consent of the General Partner. The Partnership may purchase all or part of any such right to receive payments if authorized to do so by the General Partner.
1.3Entire Agreement. Except as otherwise expressly set forth herein, this Agreement (including the Supplemental Schedule and the Series Designations) constitutes the entire agreement among the Partners with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to such matter. Notwithstanding any provision of this Agreement to the contrary, it is hereby acknowledged and agreed that the General Partner may, on its own behalf or on behalf of the Partnership, and without the approval of any Limited Partner or any other Person, (a) enter into any side letter or similar agreement with any Limited Partner that has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement with respect to such Limited Partner (each a “Side Letter”) and (b) perform and cause the Partnership to perform its respective obligations (if any) under each Side Letter. Any terms contained in a Side Letter with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement, except as otherwise may be waived by the parties to such Side Letter. For the avoidance of doubt, a Side Letter is not binding upon any Oaktree Group Member (other than the General Partner and the Partnership) that is not a party to such Side Letter.
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1.4Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the Partners, and their respective successors and assigns.
1.5Amendments. This Agreement may be amended, modified or waived with the written consent of the General Partner; provided that no amendment, modification or waiver of the provisions of this Agreement shall be effective with respect to the Interests of any Limited Partner that were issued prior to such amendment, modification or waiver if such amendment, modification or waiver would materially and adversely deprive such Limited Partner of the economic benefit (determined on a pre-tax basis and by the General Partner in good faith) intended to be conferred upon such Limited Partner by the issuance of such Interests to such Limited Partner, unless such Limited Partner has consented to such amendment, modification or waiver; provided further that, notwithstanding anything in the foregoing to the contrary, no consent of any Limited Partner shall be required with respect to any amendment, modification or waiver of this Agreement (a) if the General Partner has replaced such Interests with a substitute arrangement that the General Partner believes in good faith to be no less favorable to such Limited Partner in any material economic respect (determined on a pre-tax basis and by the General Partner in good faith) than such Interests or (b) such amendment, modification or waiver is being made (i) to prevent or remedy any event or circumstance (including the imposition of any material regulatory requirement on the Partnership or other Oaktree Group Member) that would reasonably be expected to have a material adverse effect on the Partnership or any other Oaktree Group Member or (ii) to satisfy any requirement under, or prevent or remedy any breach or potential breach by the Partnership, any other Oaktree Group Member or any General Partner Related Person of, any applicable law or otherwise in connection with any order, directive or opinion of any Governmental Authority. The General Partner shall provide each Limited Partner with a copy of each amendment, modification or waiver of this Agreement.
1.6Notices. Any notice to any Limited Partner who is then providing services to the Oaktree Group that is required or permitted hereunder to be given to such Limited Partner shall be in writing and shall be delivered to such Limited Partner at the principal office of the Partnership or at such other place where such Limited Partner may be found. Any notice to such a Limited Partner which is delivered to the principal office of the Partnership when such Limited Partner is absent from the office shall, if reasonable efforts have been made to deliver it to him or her elsewhere, be deemed delivered to him or her on the next succeeding business day, if such Limited Partner does not actually receive such notice sooner. Any notice to any Limited Partner who is not then providing services to the Oaktree Group that is required or permitted hereunder to be given to such Limited Partner shall be in writing and shall be delivered to such Limited Partner at the address or electronic mail address of such Limited Partner shown on the Register. Any notice to the Partnership or the General Partner required or permitted hereunder to be given to the Partnership or the General Partner shall be in writing and shall be delivered to the Partnership or the General Partner at the principal office of the Partnership. A written notice may be delivered by electronic mail or other electronic transmission.
1.7Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Partners and their respective successors, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.
1.8Contra Proferentum. In the event any claim is made by any Partner relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Partner or his counsel.
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1.9Governing Law. This Agreement shall be construed and enforced, along with any rights, remedies or obligations provided for hereunder, in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware by residents of the State of Delaware; provided that the enforceability of Section 11.1 shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and not the laws of the State of Delaware.
1.10Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, if the economic and legal substance of the arrangements contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such a determination, the Partners shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transaction contemplated hereby shall be consummated as originally contemplated to the fullest extent possible. Notwithstanding any provision in this Agreement to the contrary, if any of the provisions of Article IX shall be held to exceed the limitations on scope, duration or geographic area prescribed under applicable law, then such provision shall be deemed to have been amended automatically to reduce such scope, duration or geographic area, as the case may be, to the extent necessary (if possible), and only to such extent, to enable such provision to be valid and permissible under such applicable law
1.11Waivers. No waiver by any Partner of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Partner to exercise any right hereunder in any manner impair the exercise of any such right accruing to it, him or her thereafter. Any default hereunder by a Partner shall not excuse any obligation of any other Partner.
1.12Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.
1.13Determination of Certain Matters.
(a)To the fullest extent permitted by applicable law, and notwithstanding any provision of this Agreement to the contrary or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement any General Partner Related Person is permitted or required to make a decision (including whether to take an action or not or waive a provision or not) (i) unless some other standard is specified, the General Partner may make such decision in its sole discretion, meaning such General Partner Related Person shall be entitled to consider only such interests and factors as such General Partner Related Person desires, including such General Partner Related Persons’s own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest or factor affecting the Partnership or any other Person (other than a duty to act in good faith), or (ii) under another express standard, such General Partner Related Person shall act under such express standard and shall not be subject to any other or different standard.
(b)All determinations, interpretations, calculations, adjustments and other actions of the General Partner that are within its authority hereunder shall be made in
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good faith by the General Partner and shall be binding and conclusive on the Partnership and all Partners absent manifest error. In connection with any such determination, interpretation, calculation, adjustment or other action, the General Partner shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement, in such a manner as it determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on the Partnership and all Partners absent manifest error.

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In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.
GENERAL PARTNER:

Oaktree Capital I, L.P.

By:    /s/ Todd Molz
Name: Todd Molz
Title: General Counsel, Chief Administrative Officer and Secretary

By:    /s/ Jeffrey Joseph
Name: Jeffrey Joseph
Title: Managing Director

LIMITED PARTNERS:

The Limited Partners listed on the Register (as revised from time to time)

By:    Oaktree Capital I, L.P., as attorney-in-fact for the Limited Partners

By:    /s/ Todd Molz
Name: Todd Molz
    Title: General Counsel, Chief Administrative Officer and Secretary

By:    /s/ Jeffrey Joseph
Name: Jeffrey Joseph
Title: Managing Director
45699789.7